UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AppYea, Inc.
(Exact Name of Registrant as Specified in its Charter)

South Dakota	46-1496846
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

777 Main Street, Suite 600, Fort Worth, TX 76102
 (817) 887-8142
 (Address and Telephone of Principal Executive Offices) (Zip Code)

AppYea, Inc. 2015 Employees/Consultants Stock Compensation Plan
 (Full Title of Plan)

Jackie Williams, President
777 Main Street, Suite 600
Fort Worth, TX 76102
(817)-887-8142
 (Name, address and telephone number of agent for service)

Copies to:
Ken Bart, Esq.
Bart and Associates, LLC
8400 East Prentice Avenue, Suite 1500
Greenwood Village, CO 80111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[ X ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.0001 per share	3,600,000	$0.35	$1,295,000	$150.48

 (1) Represents shares of Common Stock issuable under the AppYea, Inc. 2015 Employees/Consultants Stock Compensation Plan.  The amount being registered covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2) Computed pursuant to Rule 457(c) and (h) on the basis of the average of the high and low prices of the common stock as reported on May 21, 2015.

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933 (the "Securities Act"), as amended, to register 3,600,000 shares of common stock, par value $0.0001 (the "Common Stock"), of AppYea, Inc. (the "Registrant") issuable pursuant to our AppYea, Inc. 2015 Employees/Consultants Stock Compensation Plan (the "Employee Stock Plan").

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1).  Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1).

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide without charge, upon written or oral request, all other documents required to be delivered to participants pursuant to Rule 428(b).  Any and all such requests shall be directed to the President, at AppYea, Inc., 777 Main Street, Suite 600, Fort Worth, TX 76102, (817) 887-8142.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following materials are incorporated by reference herein in their entirety:

(a)  the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2014 filed with the SEC on October 14, 2014;

(b) all other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act of 1934"), since October 14, 2014, including the Form 10-Q filed on November 18, 2014 for the period ended September 30, 2014, the Form 10-Q filed on March 13, 2015 for the period ended December 31, 2014 and the Form 10-Q filed on May 20, 2015 for the period ended March 31, 2015;

(c) the description of the Company's Common Stock originally contained in the Company's Form S-1 Registration Statement initially filled on September 5, 2013 that become effective on December 6, 2013, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The class of securities to be offered hereby is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5. Interests of Named Experts and Counsel.

Bart and Associates, LLC has passed on the legality of the shares of Common Stock offered hereby for the Registrant.  Ken Bart, managing partner of Bart and Associates, LLC currently owns no shares of the Registrant's Common Stock, but may partake in the S-8 shares as long as the transaction complies with the rules and regulation concerning such issuances for legal services rendered.

Item 6. Indemnification of Directors and Officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the By-Laws of the company, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable.

Pursuant to the South Dakota Codified Laws Section 47-1A-202.1(5), the Company is allowed to include a provision in its Articles of Incorporation either permitting, or making obligatory, indemnification of a director for liability.  Pursuant to the Company's Articles of Incorporation, as allowed by the South Dakota Codified Laws, the Company has chosen to make it mandatory for the Company to indemnify a director to any person for any action taken, or any failure to take any action as a director, except where there is a receipt of a financial benefit to which the director is not entitled, an intentional infliction of harm on the corporation or its shareholders, a violation of South Dakota Codified Laws Section 47-1A-833.1, or an intentional violation of criminal law.

In addition to the above, pursuant to South Dakota Codified Laws Section 47-1A-856, the Company may allow indemnification of its officers as well as directors in certain situations.  Section 47-1A-856 also requires that an officer be indemnified if such officer is made a party to a legal proceeding for an act or omission made solely as an officer.  The Company has included such language in its Bylaws.  Section 6.1 of the Company's Bylaws expands indemnification to officers as well as directors, and pursuant to the Bylaws, it is mandatory for the Company to indemnify any officer or director against all liability and expenses (including legal fees), incurred in a legal proceeding brought against such individual solely due to the fact that such individual was serving as an officer and director of the Company.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or other control person in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it, is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
No.	Name of Exhibit
* 5.1	Opinion letter of Bart and Associates, LLC
*10.1	AppYea, Inc. 2015 Employees/Consultants Stock Compensation Plan
23.1	Consent of Bart and Associates, LLC, included in Opinion of Counsel filed as Exhibit 5.1
*23.2	Consent of Cutler & Co., LLC
24.1	Power of Attorney, included on signature page

* Filed herewith.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), and (1)(ii) do not apply if the Registration Statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas on May 22, 2015.

APPYEA, INC.
(Registrant)

By:	/s/ Jackie Williams
Name:	Jackie Williams
Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Jackie Williams, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jackie Williams	President, Principal Financial Officer, Principal Accounting Officer, Director	May 22, 2015
Jackie Williams